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                                                               Exhibit 10.23


                            [LEADERS BANK LETTERHEAD]


July 28, 2005


Michael T. Flavin, Ph.D.
Chief Executive Officer
Advanced Life Sciences, Inc.
1440 Davey Road
Woodridge, IL 60517

Dear Dr. Flavin:

This Letter of Commitment shall serve to restructure the term of repayment of all of the debt outstanding as of the date of this Letter of Commitment provided by the Leaders Bank to Advanced Life Sciences, Inc. (the "Debt").

The effectiveness of this Letter of Commitment shall be contingent upon the closing of the Initial Public Offering of Advanced Life Sciences Holdings, Inc. (the "IPO"). Upon the effectiveness of this Letter of Commitment, both parties agree to take any and all action required to amend and/or restate the loan documents in place between the parties to incorporate the terms agreed to hereunder.

     - TERM- The Debt is hereby restructured to have principal become due and payable in one lump sum on December 21, 2007. In addition, the Leaders Bank hereby agrees to waive all rights to call this Debt upon demand except in the event of default as described in the loan documents;

     - NET PROCEEDS- The Company hereby agrees to deposit 65% of the net proceeds raised in the IPO with the Leaders Bank within five (5) days of the closing of the IPO; and

     - ALL OTHER TERMS (collateral, interest rate, guarantors, covenants, subordination, etc.)- all other terms shall remain substantially the same as the terms agreed to in those certain loan documents executed by the parties.

If this Letter of Commitment is acceptable to you, please indicate your approval by signing in the space provided below.


Sincerely,


/s/ JAMES E. LYNCH
James E. Lynch
President
The Leaders Bank


/s/ Michael T. Flavin
--------------------------------
Michael T. Flavin
Chairman and CEO
Advanced Life Sciences, Inc.